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                                                                    Exhibit 11.1

                           DESTRON FEARING CORPORATION

     Calculation of Net Income (Loss) Per Common and Common Equivalent Share
                    (in thousands, except per share amounts)


                                             Quarter Ended December 31,
                                             --------------------------
                                                  1996      1995
                                                  ----      ----


  Net income (loss)                                 $81     ($302)
                                               --------   -------
                                               --------   -------


Weighted average number of common
 and common equivalent shares
 outstanding:

  Weighted average number of
  common shares outstanding                      11,644    11,186

  Dilutive effect of stock options after
  application of the treasury stock
  method                                            302        --


                                               --------   -------
                                                 11,946    11,186
                                               --------   -------
                                               --------   -------

Net income (loss) per common
 and common equivalent share                      $0.01    ($0.03)
                                               --------   -------
                                               --------   -------


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